SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)    September 2, 1998
                                                        -----------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.           Other Events.


On August 31, 1998, Judge Kim Wardlaw of the United States District Court for the Central District of California ruled that Unocal Corporation acted properly during the course of the application and review for a patent on new reformulated gasolines with the U.S. Patent and Trademark Office. This ruling concludes the final phase of the trial of Unocal's suit against six other oil companies.

Earlier, a District Court jury upheld the validity of Unocal's reformulated gasolines patent and awarded the company damages of 5-3/4 cents per gallon of gasoline manufactured by the defendants that infringed on that patent.

During the earlier jury phase of the trial, evidence presented showed that 1.19 billion gallons, or 29.1 percent of the total California reformulated gasoline manufactured by the defendants between March 1, 1996, and July 31, 1996, infringed on Unocal's patent. Of that, 60 percent was premium grade gasoline (92 octane or greater), which accounted for about one-fifth of the total gallons manufactured. Based on the jury award of 5-3/4 cents per gallon, Unocal would be entitled to approximately $69 million from the six oil company defendants for the five-month period.

Unocal will request an accounting of infringement by the defendants for the period from July 31, 1996, to the present, seeking damages for the infringing gallons produced by the defendants during the period.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         UNOCAL CORPORATION
                                            (Registrant)


Date:  September 2, 1998                 By:  /s/  JOE D. CECIL
------------------------                 ---------------------------
                                              Joe D. Cecil
                                              Vice President and Comptroller

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